EXHIBIT 23.2

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated December 19, 2011, on the consolidated financial statements of Seven Arts Entertainment, Inc.’s listing predecessor, Seven Arts Pictures, Plc. as of June 30, 2011 and 2010 and the related consolidated statements of operations and other comprehensive income, stockholders' equity and cash flows for the years then ended, as incorporated by reference in the Form S-8 Registration Statement filed with the Securities & Exchange Commission.

/s/ The Hall Group, CPAs

The Hall Group, CPAs
Dallas, Texas

January 26, 2012